Exhibit 99.1

         Midas Reports Second Quarter Loss of $2.10 Per Share after Special Charges for Exiting Distribution Business


    ITASCA, Ill.--(BUSINESS WIRE)--Aug. 11, 2003--Midas, Inc. (NYSE:MDS) reported a loss of $32.7 million--or $2.10 per diluted share--for its second quarter ended June 28, 2003. For the quarter, the company recorded pre-tax business transformation charges of $50.8 million--or $1.99 per share after-tax--to establish an accrual for future warranty obligations in the U. S. and for asset write-downs and severance costs associated with the company's exiting of the wholesale distribution business in the U. S.
    Midas reported net income of $4.1 million--or $0.27 per share--in
2002.
    "Midas is making significant progress on the major restructuring which will enable the company to focus on the profitable franchise retail business," said Alan D. Feldman, Midas' president and chief executive officer. "While we are beginning to see positive signs in our business, 2003 will continue to be a transition year."
    Midas announced in April that it is exiting the wholesale distribution business by entering supply agreements with AutoZone in the United States and Uni-Select in Canada to distribute parts to nearly 1,900 Midas shops throughout North America for both weekly replenishment orders and just-in-time parts deliveries.
    "The second quarter results are in line with our expectations, and include a $33.3 million charge for the U. S. warranty accrual and a $17.5 million charge for closing of U.S. distribution centers, re-franchising of company-owned shops and resulting employment reductions," Feldman said. "We announced at the end of the first quarter that Midas would record a significant charge in the second quarter."
    Feldman explained that the company is establishing an accrual for future U. S. warranty obligations on exhaust and brake parts that carry Midas lifetime warranties because the company has outsourced the parts distribution function in the U. S. to AutoZone. Historically, Midas has not maintained a reserve for warranty expense on exhaust and brake parts because the company made a profit fulfilling the warranty obligation on the sale of related replacement parts sold to the Midas shop to complete a warranty job. That profit more than offset the cost of the warranted product.
    Midas will record special charges in the two remaining quarters of 2003 primarily related to the closing of distribution centers in Canada in connection with the outsourcing of Canadian distribution to Uni-Select. Those special charges will not be as significant as the second quarter charges, according to Feldman.
    The transition to AutoZone began in June and 263 Midas shops in the southeast are now receiving their weekly shipments from AutoZone distribution centers in Lavonia, Ga., and Lexington, Tenn. The transition from Midas to AutoZone distribution centers is expected to continue at three- to four-week intervals through year-end. The Canadian transition to Uni-Select will occur in the fourth quarter.
    Midas will close 11 of its 12 distribution centers by the end of 2003. The company will retain one warehouse in Chicago to distribute products from the exhaust manufacturing plant in Hartford, Wisc.
    "We are pleased with the progress to date on the AutoZone transition and we commend the tireless dedication of Midas dealers who are working with Midas and AutoZone on details such as product availability, logistics, systems and communications to make the process successful," Feldman said. "Canadian dealers are beginning similar efforts to prepare for their transition in the fall."
    Midas also had announced in January that it would close or sell its network of 77 Parts Warehouse, Inc. (PWI) quick-delivery sites and that it would reduce the number of company-operated shops from 111 to a core group of shops in several key markets. Both PWI and certain company-operated shops have been unprofitable.
    "We have virtually closed down the PWI business, with only three sites remaining that are located in soon-to-be-closed regional distribution centers," Feldman said. "Also, we have succeeded in closing or re-franchising 34 company shops so far in 2003. Additional company-shop reductions this year will be minimal."

    2003 Second Quarter, First Half Results

    Sales and revenues for the second quarter were $77.9 million, compared to $90.4 million last year. Sales and revenues for the first half were $152.4 million, down from $171.8 million in 2002. The decline is the result of lower wholesale sales primarily because of the phase-out of PWI, as well as fewer company-operated shops.
    Royalties and license fees were $16.1 million for the second quarter and $29.7 million for the first half, compared to $16.5 million and $30.9 million for the second quarter and first half, respectively, of 2002.
    Real estate revenues were $8.9 million for the second quarter and $17.9 million for the first half, compared to $9.5 million and $18.9 million, respectively, last year. The declines are the result of fewer operating Midas shops and a system-wide comparable store sales decline of 1.0 percent in the first half. System-wide comparable store sales were up less than one percent in the second quarter.
    Wholesale part sales and product royalties were $40.8 million for the second quarter of 2003 and $80.4 million for the first half, compared to $49.9 million and $93.3 million in the second quarter and first half, respectively, of 2002. The decline is because of the reduced number of PWI outlets operating during 2003 compared to the previous year. Excluding PWI, wholesale parts sales were up $0.5 million for the second quarter and down $0.6 million for the first half.
    Retail sales at company-operated shops were $11.2 million in the second quarter and $22.9 million for the first half, down from $14.0 million in the second quarter and $27.8 million in the first half of 2002. The declines are primarily the result of fewer company shops in operation.
    Selling, general and distribution (SG&D) expenses for the quarter were $36.5 million compared with $37.2 million last year. Lower operating expenses resulted from fewer PWI stores and company-operated shops and a decline in payroll expenses due to administrative headcount reductions. However, these savings were partially offset by expenses incurred during the sale and closure of PWI stores and company-operated shops and higher distribution costs related to inventory disposition efforts.
    SG&D expense reductions will accelerate in the third quarter of 2003 as a result of the closing of PWI units and distribution centers and the closing and re-franchising of company-operated shops. First half SG&D was $73.8 million, compared to $72.3 million in 2002.
    The company reported an operating loss of $46.7 million for the quarter, after the $50.8 million in special charges. The company's first half operating loss was $53.3 million, after $55.9 million in special charges, including a first quarter special charge of $5.1 million for separation expenses for field and headquarters employees, as well as fees and expenses related to refinancing the company's debt. Last year, Midas reported operating income of $9.1 million in the second quarter and $14.5 million in the first half.
    The loss for the quarter before taxes was $53.5 million, compared to income of $6.7 million last year. Net results in the second quarter of 2003 included a deferred tax benefit of $20.8 million, which reduced the net loss to $32.7 million.
    The net loss for the first half was $39.1 million--or $2.55 per share--compared to net income of $5.8 million--or $.38 per share--last year.
    Interest expense for the quarter was $7.3 million, up from $2.7 million in 2002, as a result of the company's higher debt level and an increase in interest rates after the debt restructuring announced in March. Included in 2003 interest expense is $1.3 million of non-cash amortization for capitalized financing fees, $800,000 of non-cash amortization for debt discount and $600,000 for non-cash interest that is paid-in-kind. The company expects that the results of its restructuring actions and related liquidation of inventories and other assets will enable substantial reductions in debt levels by the end of the year.
    "2003 will continue to be a transition year for Midas, as we execute our restructuring plan enabling us to focus our efforts on our franchise system," Feldman said. "We are encouraged by the improving trends in retail sales during the quarter as our franchisees focus on taking care of our customers."
    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K.


                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)

                             For the quarter      For the six months
                            ended fiscal June      ended fiscal June
                          --------------------- ----------------------
                             2003       2002       2003        2002
                          ---------- ---------- ---------- -----------
                          (13 Weeks) (13 Weeks) (26 Weeks)  (26 Weeks)

Sales and revenues:
 Replacement part sales
  and product royalties       $40.8      $49.9      $80.4       $93.3
 Franchise royalties and
  license fees                 16.1       16.5       29.7        30.9
 Company-operated shop
  retail sales                 11.2       14.0       22.9        27.8
 Real estate revenues           8.9        9.5       17.9        18.9
 Other                          0.9        0.5        1.5         0.9
                          ---------- ---------- ---------- -----------
      Total sales and
       revenues                77.9       90.4      152.4       171.8
                          ---------- ---------- ---------- -----------
Cost of sales and
 revenues:
 Replacement parts cost of
  sales                        26.4       32.6       54.5        61.9
 Company-operated shop
  cost of sales                 2.4        3.0        5.0         6.1
 Real estate cost of
  revenues                      5.2        4.6       10.3         9.4
 Warranty expense               3.3        3.9        6.2         7.6
 Business transformation
  charges (warranty
  reserve)                     33.3         --       33.3          --
 Business transformation
  charges (inventory
  write-down)                   8.6         --        8.6          --
                          ---------- ---------- ---------- -----------
      Total cost of sales
       and revenues            79.2       44.1      117.9        85.0
                          ---------- ---------- ---------- -----------
      Gross profit            ( 1.3)      46.3       34.5        86.8
Selling, general, and
 distribution expenses         36.5       37.2       73.8        72.3

Business transformation
 charges                        8.9         --       14.0          --
                          ---------- ---------- ---------- -----------
     Operating income
      (loss)                 ( 46.7)       9.1     ( 53.3)       14.5

Interest expense              ( 7.3)     ( 2.7)    ( 11.6)      ( 5.3)

Other income, net               0.5        0.3        0.9         0.3
                          ---------- ---------- ---------- -----------

      Income (loss) before
       income taxes
       (benefit)             ( 53.5)       6.7     ( 64.0)        9.5
Income taxes (benefit)       ( 20.8)       2.6     ( 24.9)        3.7
                          ---------- ---------- ---------- -----------

Net income (loss)           $( 32.7)      $4.1    $( 39.1)       $5.8
                          ========== ========== ========== ===========

Earnings (loss) per share:
  Basic                     $( 2.10)      $.27    $( 2.55)       $.39
                          ========== ========== ========== ===========
  Diluted                   $( 2.10)      $.27    $( 2.55)       $.38
                          ========== ========== ========== ===========


Average number of shares
  Common shares
   outstanding                 15.1       15.0       15.0        15.0
  Common stock warrants
   not subject to
   restriction                  0.5         --        0.3          --
                          ---------- ---------- ---------- -----------
  Shares applicable to
   basic earnings              15.6       15.0       15.3        15.0
  Equivalent shares on
   outstanding stock
   options                       .0         .1         .0          .0
                          ---------- ---------- ---------- -----------
  Shares applicable to
   diluted earnings            15.6       15.1       15.3        15.0
                          ========== ========== ========== ===========


Capital expenditures           $0.4       $2.7       $1.8        $7.5
                          ========== ========== ========== ===========




    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com